EXHIBIT 23.2
CONSENT OF INEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements and effectiveness of Citizens & Northern Corporation and subsidiaries’ internal controls over financial reporting, included in Form 10-K of Citizens & Northern Corporation and subsidiaries for the year ended December 31, 2007, and to all references to our firm included in the Registration Statement.

/s/ Parente Randolph, LLC
Parente Randolph, LLC
Willamsport, PA
April 25, 2008